Exhibit 10.54
N e s t l é  s.a.
Dreyer’s Grand Ice
Cream Holdings, Inc.
5929 College Avenue
Oakland, CA 94618
U.S.A.
Attn. Douglas M. Holdt
DUPLICATA
Vevey, 23rd May, 2005
FC-TREAS./KD/nia
Re: Bridge Loan Facility for up to USD 400 million dated June 11, 2003 by and between Nestlé S.A. and Dreyer’s Grand Ice Cream Holdings, Inc., as amended
Dear Mr. Holdt,
As discussed, the referenced Bridge Loan Facility shall be amended, effective as of June 15, 2005, by replacing in its entirety the paragraphs hereunder with the following:

Amount of Loan	:	Up to a maximum amount of USD 700’000’000. — (seven hundred million U.S. dollars) (the “Loan”)

Margin	:	Rating	Margin

		AAA	12,5	basis points
		AA	20	basis points
		A+/A1	25	basis points
		A/A2	35	basis points
		A-/A3	40	basis points
		BBB+/Baa1	50	basis points
		BBB/Baa2	60	basis points
		BBB+/Baa3	70	basis points
		BBB-	80	basis points
		BB/BB-	90	basis points

		The applicable Margin shall be the one set above opposite the long term unsecured debt rating, to be defined according to Annex 1 hereto, of the Borrower, as determined by the Lender, based upon (i) each half yearly and yearly financial statements of the Borrower, as published, and (ii) the ratio of net debt/EBITDAR, where EBITDAR is adjusted for non-recurring deal expenses/revenues (both cash and non-cash), the effects of reverse acquisition accounting, royalties and license fees paid to the Lender or an affiliate of the Lender, and other adjustments consistent with the determination of EBITDAR as reported by Borrower to the DGICH board and Lender, and (iii) EBITDAR/net debt ratio of such financial statements. The Margin so determined shall be applicable as from the date of publication of such financial statements by the Borrower until the next date of such financial statements by Borrower.

AVENUE NESTLÉ 55	CH-1 800 VEVEY (SUISSE)	TÉLÉPHONE 021 924 21 11	TÉLÉFAX 021 921 18 85

Term
:
Twelve months. At the option of the Borrower, and upon not less than thirty (30) days prior notice to the Lender, the Loan may be extended for additional periods not to exceed 12 months, provided however that the Loan may not be extended beyond December 31, 2006; and provided that, at the date of the extension request, no material adverse change exists in the financial condition of the Borrower which may have an effect on its ability to repay the Loan.

Events of Default
:
The occurrence of any of the following shall constitute an Event of Default:
(a)	Failure to pay any principal amount due hereunder within five business days after the date due.

(b)	An Event of Default under the Dreyer’s Grand Ice Cream, Inc. Credit Agreement dated July 25, 2000, as amended, (the “Credit Facility”), or any other credit facility replacing in whole or in part such Credit Facility pursuant to which the lender(s) thereto have made a demand for the immediate payment of principal due thereunder.

(c)	Any representation or warranty by Borrower is incorrect in any material respect.

(d)	Determination by the Lender in accordance with the Margin determination hereunder (as amended) for each fiscal year that either (i) the net debt/EBITDAR ratio exceeds 5.75, or (ii) EBITDAR/net debt is less than 15%.

All other terms and conditions of the referenced Bridge Loan Facility are unchanged by this amendment letter and remain in full force and effect.
Please indicate your agreement by signing and returning to us the attached copy of this amendment letter.
Yours sincerely,
Nestlé S.A.
Agreed and accepted:
Dreyer’s Grand Ice Cream Holdings, Inc.
By: Douglas M. Holdt